EXHIBIT 99.1

N E W S R E L E A SE

For Immediate Release	One American Row
PO Box 5058
Hartford CT 06102-5056
www.phoenixwm.com

Contacts:
Media Relations Alice S. Ericson, 860-403-5946 alice.ericson@phoenixwm.com	Investor Relations 860-403-7100 pnx.ir@phoenixwm.com

The Phoenix Companies, Inc. First Quarter 2009 Results

Hartford, Conn., May 5, 2009 – The Phoenix Companies, Inc. (NYSE: PNX) today reported a net loss of $74.8 million, or $0.65 per share, and an operating loss of $117.8 million, or $1.02 per share, for the first quarter of 2009.  The operating loss includes a $115.9 million, or $1.00 per share, non-cash charge related to an increase to the valuation allowance on the company’s net deferred tax asset.  It also reflects $9.0 million, or $0.08 per share, of severance costs and non-deferred sales-related costs that the company is eliminating as part of its expense reduction initiative.  Excluding these items, operating income was $7.1 million, or $0.06 per share.

“As we look at the first quarter’s challenging results, we nevertheless see a company that has the capitalization, liquidity and financial flexibility to continue weathering severe economic conditions, despite new challenges presented by rating downgrades and the resulting suspension of sales by major distribution partners.  From an earnings perspective, improvements from the fourth quarter were partially obscured by the magnitude of the increase to the tax valuation allowance, which can, ultimately, reverse as we work our way out of the current conditions,” said James D. Wehr, president and chief executive officer.

“Mortality in the quarter was consistent with expectations, surrenders were elevated but manageable, and the closed block continued to produce steady profits.  In keeping with our announced expense initiative, we began a series of significant actions in the quarter, including workforce reductions, that will begin to emerge in our results in the second half of 2009.  These reductions started in areas most directly affected by the anticipated drop in business volume,” he said.

“The financial markets continued to have an adverse impact on investment performance, but we are seeing some signs of a turn.  Net investment income outside the closed block remained depressed but increased modestly from the fourth quarter.  We also benefited from improvement in our unrealized loss position at the end of the quarter and moderating credit impairments compared to the last two quarters,” Mr. Wehr said.

- more -

The Phoenix Companies, Inc. … 2

Mr. Wehr, who became president and CEO on April 15, noted, “the events of the quarter confirmed the importance of our ongoing efforts to preserve our financial strength and our plans to pursue different growth opportunities.”  He said Phoenix’s strategy is built on four pillars that will return the company to a position from which to grow and build shareholder value:

1.

Commitment to maintaining a healthy balance sheet with adequate capital and liquidity in order to successfully navigate through these uncertain times.

2.

Commitment to policyholder security, ensuring that customers receive full value from their contracts and have all the facts to give them confidence in Phoenix’s ability to pay claims.

3.

Commitment to reducing expenses across the board to align our expense structure with current business volume and our evolving business model.

4.

Commitment to a sustainable, profitable growth strategy that shifts the focus of new business development to areas that are less capital intensive, less ratings sensitive and not dependent on particular distribution partners.

FIRST QUARTER 2009 FINANCIAL HIGHLIGHTS

Earnings Summary ($ in millions)	First Quarter 2009	Fourth Quarter 2008	First Quarter 2008
Revenues	$516.4	$562.6	$575.4
Benefits & Reserves	(318.8)	(371.5)	(335.8)
Policyholder Dividends	(50.3)	(74.1)	(89.2)
Operating Expenses	(80.2)	(66.5)	(79.3)
Policy Acquisition Cost Amortization	(66.2)	(257.7)	(46.0)
Interest Expense	(8.5)	(8.9)	(10.2)
Operating Income (Loss) Before Taxes	$(7.6)	$(216.1)	$14.9
Income Tax Benefit (Expense)	5.7	98.7	(5.8)
Tax Valuation Allowance Increase	(115.9)	-	-
Operating Income (Loss)[1]	$(117.8)	$(117.4)	$9.1
Realized Gains/Losses	44.8	(48.3)	(14.6)
Consolidated CDOs	-	(1.2)	0.8
Discontinued Operations	(1.8)	(211.4)	(9.7)
Net Loss	$(74.8)	$(378.3)	$(14.4)

Earnings Per Share Summary
Net Loss Per Share
Basic	$(0.65)	$(3.31)	$(0.13)
Diluted	$(0.65)	$(3.31)	$(0.13)
Operating Income (Loss) Per Share
Basic	$(1.02)	$(1.04)	$0.08
Diluted	$(1.02)	$(1.04)	$0.08
Weighted Average Shares Outstanding (in millions)
Basic	115.6	114.4	114.3
Diluted	115.6	114.4	114.3

1 Operating income, as well as components of and financial measures derived from operating income, are non-GAAP financial measures.  Please see “Financial Highlights” below for more information.

- more -

The Phoenix Companies, Inc. … 3

FIRST QUARTER 2009 OPERATING HIGHLIGHTS

•

Revenues declined from the year-ago quarter largely due to lower net investment income as a result of lower asset balances and losses from alternative asset classes, including a $23.0 million decline in net investment income outside of the closed block.

•

Operating expenses in the quarter included $8.6 million ($5.6 million after tax) of sales-related costs that the company did not defer and expects to eliminate as part of its expense reduction initiatives. Also included are approximately $5.3 million ($3.4 million after tax) of severance costs associated with the first phase of the previously announced workforce reduction.  The company has eliminated approximately 170 positions through April and anticipates further reductions in the second quarter.

•

Policy acquisition cost amortization was $20.2 million higher than in the first quarter of 2008, in part due to the first quarter decline in the equity market and higher policy surrenders.

•

The increase in the tax valuation allowance of $115.9 million was recorded in accordance with GAAP accounting requirements. Nevertheless the company will actively pursue opportunities to realize these benefits prior to their expiry between 2011 and 2028.

•

Life surrenders were at an annualized rate of 8.2 percent for the quarter compared to a range of 4.8 percent to 7.2 percent over the previous eight quarters, and annuity surrenders were at an annualized rate of 20.0 percent compared to a range of 10.3 percent to 26.7 percent over the previous eight quarters.  The current rate reflects the economic environment and customers’ needs for cash as well as the company’s rating downgrades.  The company is managing surrenders through enhanced outreach to producers and policyholders and by maintaining a higher level of cash and liquid assets.

INVESTMENT GAINS AND LOSSES

Net unrealized losses decreased by $70.5 million during the quarter to $1,574.7 million at March 31, 2009.  The total value of fixed income securities improved slightly due to spread tightening in several sectors and the adoption of FSP FAS 157-4, which allows the company to estimate fair value for assets where the volume and level of market activity have significantly decreased.  At quarter end, 70 percent of the unrealized loss was concentrated in investment-grade debt, and the company expects securities with unrealized losses will continue to pay their contractual principal and interest.

- more -

The Phoenix Companies, Inc. … 4

Realized Investment Gains and Losses ($ in millions)	First Quarter 2009	Fourth Quarter 2008	First Quarter 2008
Gross impairments	$(38.3)	$(137.8)	$(40.5)
Offsets (DAC, policyholder dividend obligation, taxes)	23.4	90.0	26.5
Impairments, net of offsets	(14.9)	(47.8)	(14.0)
Gain on deconsolidation of CDOs	57.0	-	-
Other realized investment gains	2.7	(0.5)	(0.6)
Net realized investment gains after offsets	$44.8	$(48.3)	$(14.6)

Adoption of FSP FAS 115-2 Non-Credit Portion of Impairments
Cumulative effect as of January 1, 2009 before offsets[1]	$(36.0)
Three months ended March 31, 2009	(19.3)

1 Cumulative effect as of January 1, 2009 recognized as a decrease to Accumulated Deficit and an increase to Accumulated Other Comprehensive Loss.

The company had net realized investment gains after offsets of $44.8 million in the first quarter of 2009, compared with $14.6 million in net realized investment losses in the prior-year period and $48.3 million in net realized losses in the prior quarter.  The realized gains this quarter were due primarily to a one-time gain from the deconsolidation of two collateralized debt obligations in the portfolio.

Gross impairments resulting in realized losses in the first quarter were $38.3 million, compared with $40.5 million in the prior-year period and $137.8 million in the prior quarter.  Net of offsets for taxes, deferred acquisition costs and policyholder dividend obligation, they were $14.9 million in the first quarter of 2009, compared with $14.0 million in the prior-year period and $47.8 million in the prior quarter.

The company adopted new guidance issued by the FASB, FSP FAS 115-2 and FAS 124-2, in the first quarter of 2009 that allows companies to separate impairments into a credit portion, recognized in earnings, and a non-credit portion, recognized in other comprehensive income.  The adoption resulted in a cumulative effect adjustment before offsets for taxes, deferred acquisition costs and policyholder dividend obligation of $36.0 million as of January 1, 2009 for the non-credit portion of impairments recognized in prior periods.  Net of offsets, the cumulative effect adjustment resulted in a $20.3 million increase to shareholders’ equity, consisting of reduction to accumulated deficit of $11.7 million and a reduction to accumulated other comprehensive loss of $8.6 million.  The non-credit portion of impairments in the first quarter of 2009 was $19.3 million, which was recognized in other comprehensive loss.  The credit impairments in the current quarter came from a combination of corporate bonds, mortgage-backed securities, and limited partnership interests.

- more -

The Phoenix Companies, Inc. … 5

BALANCE SHEET STRENGTH AND LIQUIDITY

Phoenix retains its focus on remaining adequately capitalized, with strong liquidity.  Approximately 10 percent of the fixed income portfolio is invested in the most highly liquid instruments, such as cash, short-term investments, Treasuries, and agency mortgage-backed securities.

Debt-to-capital remains relatively low at 22.6 percent, and the company has no debt maturities until 2032.

The company has a stable liability profile, with no material exposure to guaranteed investment contracts (GICs) or institutional funding agreements, no securities lending activities and strong persistency in its core business lines.

The increase to the valuation allowance on the company’s net deferred tax asset drove a decline in total stockholders’ equity, excluding FAS 115, other accumulated OCI, and FIN 46-R from year-end 2008.

($ in millions)	March 31, 2009	December 31, 2008	Change
Total Assets	24,825.7	$25,768.8	$(943.1)
Indebtedness	$452.1	$458.0	$(5.9)
Total Stockholders’ Equity	$865.4	$865.0	$0.4
Total Stockholders’ Equity excluding FAS 115 other accumulated OCI and FIN 46-R	$1,545.2	$1,665.7	$(120.5)

Debt to Total Capitalization (1)	22.6%	21.6%	1%

(1) Based on Total Stockholders’ Equity, excluding FAS 115 other accumulated OCI and FIN 46-R

SALES HIGHLIGHTS

($ in millions)	First Quarter 2009	Fourth Quarter 2008	First Quarter 2008
Life Insurance Sales (Annualized)	$18.8	$40.3	$113.2
Total Private Placement Deposits (Life Insurance and Annuity)	$34.4	$46.0	$41.6
Annuity Deposits (1)	$97.7	$123.0	$169.1
Annuity Net Flows (1)	$(32.9)	$1.8	$33.0

(1) Excludes private placement and discontinued products.

•

During the quarter, a number of the company’s distributors stopped selling the company’s products due to downgrades of Phoenix by rating agencies. Sales declines in the quarter reflect these actions as well as general economic conditions, which caused life and annuity industry sales to slump.

•

Life insurance annualized premium of $18.8 million in the first quarter of 2009 declined from $113.2 million in the prior-year period and $40.3 in the prior quarter.

•

Annuity deposits of $97.7 million in the first quarter of 2009 compares with $169.1 million in the prior-year period and $123.0 million in the prior quarter. Annuity net flows were negative $32.9 million.

•

Annuity funds under management, excluding private placement and discontinued products, declined 30 percent year over year, reflecting adverse market conditions.

- more -

The Phoenix Companies, Inc. … 6

•

Life insurance sales and annuity deposits exclude private placement deposits.  Total private placement life and annuity deposits were $34.4 million in the first quarter of 2009, compared with $41.6 million in the prior-year period and $46.0 in the prior quarter.  Deposits from private placement sales can vary widely because they involve fewer, but significantly larger, cases.

•

Gross life insurance in-force at March 31, 2009, excluding private placements, rose 4 percent year over year.

FIRST QUARTER 2009 STATUTORY RESULTS FOR PHOENIX LIFE INSURANCE COMPANY

•

Statutory net gain from operations was $12.0 million in the first quarter of 2009, compared with $11.4 million in the prior-year period.

•

Statutory surplus and asset valuation reserve was $709.4 million at March 31, 2009, compared with $853.3 million at December 31, 2008.  The decline mainly reflects the effect of the financial markets on annuity earnings and reserves in PHL Variable Life, a Phoenix Life subsidiary, and realized and unrealized losses.  See table below for a reconciliation of statutory surplus and asset valuation reserve of Phoenix Life Insurance Company to GAAP stockholders’ equity of The Phoenix Companies, Inc.

•

The estimated risk-based capital ratio (RBC) for Phoenix Life Insurance Company at the end of the first quarter was 275 percent.  The decline in RBC from the year-end 2008 level of 338 percent was driven by the decline in surplus and a significant number of rating downgrades of bonds held in the investment portfolio, which increases required capital.

CONFERENCE CALL

The Phoenix Companies, Inc. will host a conference call today at 11 a.m. Eastern time to discuss with the investment community Phoenix’s first quarter 2009 financial results.  The conference call will be broadcast live over the Internet at www.phoenixwm.com in the Investor Relations section.  The call can also be accessed by telephone at 773-799-3641 (Passcode: PHOENIX)  A replay of the call will be available through May 19, 2009 by telephone at 203-369-3268 and on Phoenix’s Web site, www.phoenixwm.com in the Investor Relations section.

- more -

The Phoenix Companies, Inc. … 7

ABOUT PHOENIX

With a history dating to 1851, The Phoenix Companies, Inc. (NYSE:PNX) helps its customers find straightforward solutions to often highly complex personal financial and business planning needs through life insurance and annuities.  Phoenix’s products are available through a wide variety of third-party financial professionals and intermediaries, supported by the company’s wholesalers and financial planning specialists.  In 2008, Phoenix had annual revenues of $2.0 billion and total assets of $25.8 billion.  More detailed financial information can be found in Phoenix’s financial supplement for the first quarter of 2009, which is available on Phoenix’s Web site, www.phoenixwm.com, in the Investor Relations section.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which, by their nature, are subject to risks and uncertainties.  We intend for these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws relating to forward-looking statements.  These include statements relating to trends in, or representing management’s beliefs about, our future transactions, strategies, operations and financial results, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,”  “expect,” “intend,” “may,” “should” and other similar expressions.  Forward-looking statements are made based upon our current expectations and beliefs concerning trends and future developments and their potential effects on the company.  They are not guarantees of future performance.  Our actual business, financial condition and results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others:  (i) unfavorable general economic developments including, but not limited to, specific related factors such as the performance of the debt and equity markets and changes in interest rates; (ii) the effect of continuing adverse capital and credit market conditions on our ability to meet our liquidity needs, our access to capital and our cost of capital; (iii) the possibility of losses due to defaults by others including, but not limited to, issuers of fixed income securities; (iv) changes in our investment valuations based on changes in our valuation methodologies, estimations and assumptions; (v) the effect of guaranteed benefits within our products; (vi) the consequences related to variations in the amount of our statutory capital due to factors beyond our control; (vii) downgrades in our debt or financial strength ratings; (viii) the possibility that mortality rates, persistency rates, funding levels or other factors may differ significantly from our pricing expectations; (ix) the availability, pricing and terms of reinsurance coverage generally and the inability or unwillingness of our reinsurers to meet their obligations to us specifically; (x) our dependence on non-affiliated distributors for our product sales; (xi) our dependence on third parties to maintain critical business and administrative functions; (xii) our ability to attract and retain key personnel in a competitive environment; (xiii) the strong competition we face in our business from banks, insurance companies and other financial services firms; (xiv) our reliance, as a holding company, on dividends and other payments from our subsidiaries to meet our financial obligations and pay future dividends, particularly since our insurance subsidiaries’ ability to pay dividends is subject to regulatory restrictions; (xv) the potential need to fund deficiencies in our Closed Block; (xvi) tax developments that may affect us directly, or indirectly through the cost of, the demand for or profitability of our products or services; (xvii) the possibility that the actions and initiatives of the U.S. Government, including those that we elect to participate in, may not improve adverse economic and market conditions generally or our business, financial condition and results of

- more -

The Phoenix Companies, Inc. … 8

operations specifically (xviii) other legislative or regulatory developments; (xix) legal or regulatory actions; (xx) changes in accounting standards; (xxi) the potential effects of the spin-off of our former asset management subsidiary; (xxii) the potential effect of a material weakness in our internal control over financial reporting on the accuracy of our reported financial results; and (xxiii) the risks related to a man-made or natural disaster; and (xxiv) other risks and uncertainties described herein or in any of our filings with the SEC.  We undertake no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

- more -

The Phoenix Companies, Inc. … 9

Financial Highlights

Three Months Ended March 31, 2009 and 2008

(Unaudited and Preliminary)

Income Statement Summary	Three Months
($ in millions)	2009	2008

Revenues	$516.4	$575.4

Operating Income (loss) (1)	(117.8)	9.1

Net Income (loss)	$(74.8)	$(14.4)

Earnings Per Share

Weighted Average Shares Outstanding (in thousands)
Basic	115,619	114,336
Diluted	115,619	114,336

Operating Income (loss) Per Share (1)
Basic	$(1.02)	$0.08
Diluted	$(1.02)	$0.08

Net Income (loss) Per Share
Basic	$(0.65)	$(0.13)
Diluted	$(0.65)	$(0.13)

Balance Sheet Summary	March	December
($ in millions, except share and per share data)	2009	2008

Invested Assets (2)	$13,444.1	$13,674.8
Separate Account Assets	7,537.3	7,930.2
Total Assets	24,825.7	25,768.8
Indebtedness	452.1	458.0
Total Stockholders’ Equity	$865.4	$865.0

Common Shares Outstanding (in thousands)	115,619	114,417

Book Value Per Share	$7.48	$7.56
Book Value Per Share, excluding Accumulated OCI and FIN 46-R	13.36	14.56

———————

(1)

In addition to financial measures presented in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP financial measures such as operating income (loss), as well as components of and financial measures derived from operating income (loss), in evaluating our financial performance. Net Income and net income per share are the most directly comparable GAAP measures. Our non-GAAP financial measures should not be considered as substitutes for net income and net income per share. Therefore, investors should evaluate both GAAP and non-GAAP financial measures when reviewing our performance. A reconciliation of the net income to our non-GAAP financial measures is set forth in the tables at the end of this release. Investors should note that our calculation of these measures may differ from similar measures used by other companies. For additional information, please see our financial supplement on the investor relations page at www.phoenixwm.com.

Operating income, and components of and measures derived from operating income, are internal performance measures we use in the management of our operations, including our compensation plans and planning processes. In addition, management believes that these measures provide investors with additional insight into the underlying trends in our operations.

Operating income (loss) represents income (loss) from continuing operations, which is a GAAP measure, before realized investment gains and losses, and certain other items.

•

Net realized investment gains and losses are excluded from operating income because their size and timing are frequently subject to management’s discretion.

•

Certain other items may be excluded from operating income because we believe they are not indicative of overall operating trends and are items that management believes are non-recurring and material, and which result from a business restructuring, a change in regulatory environment, or other unusual circumstances.

(2)

Invested assets equal total investments plus cash and equivalents less debt and equity securities pledged as collateral.

- more -

The Phoenix Companies, Inc. … 10

Consolidated Balance Sheet

March 31, 2009 (Unaudited and Preliminary) and December 31, 2008

($ in millions)

	March 31,	December 31,
	2009	2008
ASSETS:
Available-for-sale debt securities, at fair value	$9,802.3	$9,831.0
Available-for-sale equity securities, at fair value	25.1	25.2
Venture capital partnerships, at equity in net assets	185.7	200.8
Policy loans, at unpaid principal balances	2,595.2	2,535.7
Other investments	618.2	616.9
Fair value option investments	64.9	84.1
	13,291.4	13,293.7
Available-for-sale debt and equity securities pledged as collateral, at fair value	-	148.0
Total investments	13,291.4	13,441.7
Cash and cash equivalents	152.7	381.1
Accrued investment income	212.2	203.4
Receivables	406.9	411.5
Deferred policy acquisition costs	2,681.5	2,731.4
Deferred income taxes	346.5	456.7
Goodwill	30.1	30.1
Other assets	167.1	182.7
Separate account assets	7,537.3	7,930.2
Total assets	$24,825.7	$25,768.8

LIABILITIES:
Policy liabilities and accruals	$13,907.2	$14,008.8
Policyholder deposit funds	1,540.4	1,616.6
Indebtedness	452.1	458.0
Other liabilities	523.3	645.0
Non-recourse collateralized obligations	-	245.2
Separate account liabilities	7,537.3	7,930.2
Total liabilities	23,960.3	24,903.8

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value: 126.7 million and 127.0 million shares issued	1.3	1.3
Additional paid-in capital	2,625.9	2,626.4
Accumulated deficit	(902.5)	(839.5)
Accumulated other comprehensive loss	(679.8)	(743.7)
Treasury stock, at cost: 11.4 million and 12.3 million shares	(179.5)	(179.5)
Total stockholders’ equity	865.4	865.0
Total liabilities and stockholders’ equity	$24,825.7	$25,768.8

- more -

The Phoenix Companies, Inc. … 11

Consolidated Statement of Income (Unaudited and Preliminary)

Three Months Ended March 31, 2009 and 2008

($ in millions)

	Three Months
	2009	2008
REVENUES:
Premiums	$172.2	$180.2
Insurance, investment management and product fees	158.9	149.6
Net investment income	185.6	248.2
Net realized investment gains (losses), excluding impairment losses	63.7	(6.3)
Other-than-temporary impairment losses (1)	(38.3)	(40.4)
Total revenues	542.1	531.3

BENEFITS AND EXPENSES:
Policy benefits, excluding policyholder dividends	318.8	335.8
Policyholder dividends	37.8	73.7
Policy acquisition cost amortization	65.7	40.0
Interest expense on indebtedness	8.5	10.2
Interest expense on non-recourse collateralized obligations	-	3.2
Other operating expenses	78.3	75.2
Total benefits and expenses	509.1	538.1

Income (loss) before income taxes	33.0	(6.8)
Income tax expense (benefit)	106.0	(2.1)
Income (loss) from continuing operations	(73.0)	(4.7)
Income from discontinued operations, net of income taxes	(1.8)	(9.7)
Net income (loss)	$(74.8)	$(14.4)

———————

(1)

The 2009 amount represents gross impairments of $57.7 million less $19.4 million, which was recognized in other comprehensive loss.

- more -

The Phoenix Companies, Inc. … 12

Reconciliation of Statutory Surplus and Asset Valuation Reserve (AVR) of

Phoenix Life Insurance Company to GAAP Stockholders’ Equity of

The Phoenix Companies, Inc.

(Unaudited and Preliminary)

($ in millions)

	March 31,	December 31,
	2009	2008	Change

Statutory surplus and AVR	$709.4	$853.3	$(143.9)

Investments	(1,399.1)	(1,473.5)	74.4
Deferred policy acquisition costs	2,681.5	2,731.4	(49.9)
Deferred income taxes	323.6	421.3	(97.7)
Future policy benefits	(757.6)	(871.2)	113.6
Surplus notes	(174.1)	(174.1)	-
Pension and postemployment benefits	(349.0)	(346.9)	(2.1)
Consolidated CDOs	-	(88.8)	88.8
Other, net	(169.3)	(186.5)	17.2
Stockholders’ equity	$865.4	$865.0	$0.4

# # #